Exhibit 3.1

April 5, 2013.

BY-LAWS

VOTORANTIM CIMENTOS S.A.

BY-LAWS OF

VOTORANTIM CIMENTOS S.A

CNPJ/MF nº. 01.637.895/0001–32

TABLE OF CONTENTS

CHAPTER I CORPORATE NAME, HEADQUARTERS, DURATION AND PURPOSE	1

CHAPTER II CAPITAL AND SHARES	2

CHAPTER III SHAREHOLDERS’ MEETING	4

CHAPTER IV MANAGEMENT	6

SECTION I GENERAL PROVISIONS	6

SECTION II BOARD OF DIRECTORS	8

SECTION III EXECUTIVE BOARD	14

CHAPTER V FISCAL COUNCIL	20

CHAPTER VI AUDIT COMMITTEE	22

CHAPTER VII DISTRIBUTION OF DIVIDENDS	23

CHAPTER VIII TRANSFER OF SHAREHOLDING CONTROL, CANCELATION OF OPEN CORPORATION REGISTRY AND DELISTING FROM LEVEL 2	24

CHAPTER IX ARBITRATION	27

CHAPTER X LIQUIDATION	27

CHAPTER XI ISSUANCE OF UNITS	27

CHAPTER XII FINAL AND TRANSITIONAL PROVISIONS	29

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CHAPTER I

CORPORATE NAME, HEADQUARTERS, DURATION AND PURPOSE

Article 1 – VOTORANTIM CIMENTOS S.A. (the “Company”) is a Corporation governed by these By-laws and by applicable legal provisions.

Paragraph 1 – The Company may only use its abbreviation, symbol or invented name for purposes related to publicity or disclosure of the goods and services that it provides.

Paragraph 2 – Upon the admission of the Company in the special listing segment denominated Level 2 of Corporate Governance (“Level 2”) of BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”), the Company, its shareholders, its Management (as defined in Article 6, Paragraph 4 of these By-laws) and the members of its Fiscal Council, if installed, are subject to the provisions of the Listing Regulations of the Level 2 of Corporate Governance from BM&FBOVESPA (the “Level 2 Regulations”).

Article 2 – The Company has its headquarters, administrative offices and legal jurisdiction in the Capital of the State of São Paulo, at Praça Prof. José Lannes 40, 9th floor, Cidade Monções, CEP 04571-100, and is registered with São Paulo Board of Trade under NIRE No. 35214353680.

Sole Paragraph – The Company may open, transfer and/or close branches, representative offices, warehouses and other establishments anywhere in Brazil or abroad, as it feels appropriate, as decided by the members of its Executive Board.

Article 3 – The Company’s corporate purpose is:

(i)	the surveying, mining, development and general usage of mineral deposits;

(ii)	the production, roadway transportation, distribution, importation, exportation and general sales of cement, lime, mortar, gypsum and their respective similar or related raw materials and derivatives, such as fertilizers and soil correctors, as well as pre-fabricated concrete objects and similar or related products;

(iii)	to generate electricity to be used in industrial facilities owned by the Company, and the sale of electricity surpluses;

(iv)	co-processing in order to generate electricity;

(v)	to provide concrete pouring services and other activities related to this line of business;

(vi)	to provide services related to construction, supervision, research, project development and execution of civil engineering works, with respect to all technical and economic methodologies, carried out by the Company or third parties, by contract or by administration;

(vii)	the renting, lending and leasing of property;

(viii)	to manage and develop forestry projects;

(ix)	the importation and exportation of construction materials, machinery and equipment;

(x)	to provide technical assistance to businesses that operate in the same line of business as the Company;

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(xi)	to provide specialized services and business intermediation related to the Company’s corporate purposes;

(xii)	to provide business management services, economic viability analysis of investments and development projects in the area of cement, lime, general construction materials and similar matters; and

(xiii)	to hold shares in, organize and/or manage companies of any nature, consortiums, partnerships and organization, in Brazil or abroad.

Article 4 – The duration of the Company is indefinite.

CHAPTER II

CAPITAL AND SHARES

Article 5 – The fully subscribed and paid up capital of the Company is R$2,746,024,209.57 (two billion seven hundred forty-six million twenty-four thousand two hundred nine reais and fifty-seven centavos), divided into 110,635,338 (one hundred ted million six hundred thirty-five thousand three hundred thirty-eight) common shares and 100 (one hundred) preferred shares, both nominative and without par value.

Article 6 – The Company is authorized to increase its share capital to the limit of R$1,000.00 (one thousand reais) through the issuance of common or preferred shares, without maintaining the ratio between either class of share, in compliance with the maximum limit of preferred shares legally allowed.

Paragraph 1 – Within the authorized limit established by this Article, the Company may, through decision by its Board of Directors, increase its share capital without amending these By-laws. The Board of Directors will set the conditions for the issuance, including the price and payment period for the issued shares.

Paragraph 2 – Within the authorized capital limit, the Board of Directors may decide on the issuance of warrants and debentures convertible into shares.

Paragraph 3 – The Board of Directors may authorize the granting of stock options, in accordance with a stock option plan that comes to be approved at the General Shareholders’ Meeting, to its Management and employees, as well as the Management and employees of other companies that come to be direct or indirect subsidiaries of the Company, excluding the preemptive right of the shareholders in the granting and exercise of the options, within the limit of authorized capital on the date of granting the referred to stock options.

Paragraph 4 – Members of the Board of Directors and the Executive Board are considered the Management (“Management”) of the Company.

Paragraph 5 – The General Shareholders’ Meeting may at any time decide to convert common shares into preferred shares, establishing the reasoning and ratio, within the legally provisioned limits, as well as conditions for conversion.

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Paragraph 6 – By notice given to BM&FBOVESPA and further published, the Company may suspend any share transfer, split or reverse split or any depositary share transfer, split, reverse split or cancelation, as applicable, upon authorization of and for a period determined by the Board of Directors, in accordance with the provisions of Law No. 6,404/76.

Paragraph 7 – Full dividends may be paid on any new shares that are fully paid up, regardless of the date of subscription. It will be incumbent upon the General Shareholders’ Meeting or the Board of Directors, as the case may be, to establish the conditions for the payment of dividends to newly subscribed shares, as well as on any shares issued as stock dividends, and to establish the benefits of immediately paying up the respective amounts.

Paragraph 8 – The issuance of founders’ shares is expressly forbidden.

Article 7 – The share capital will be represented by common and preferred shares.

Paragraph 1 – Common and preferred shares will participate equally and under the same conditions in distributions of bonuses. The total number of preferred shares issued by the Company may reach the maximum limit allowed by law, and such issuance may alter the previous ratio of common to preferred shares.

Paragraph 2 – Each common share is entitled to one vote at shareholders’ meetings.

Paragraph 3 – The holders of preferred shares will not be entitled to vote, except on the matters set out below:

(i)	change of type, merger, consolidation or spin-off of the Company;

(ii)	approval of agreements between the Company and its Controlling Shareholder, directly or through third parties, and agreements with other companies in which the Controlling Shareholder may hold an interest whenever, pursuant to a legal or statutory provision, action at a General Shareholders’ Meeting is required to be taken with respect to such agreements;

(iii)	the valuation of assets to be contributed to pay up a capital increase of the Company;

(iv)	selection of the specialized institution or company responsible for preparing the Company’s share appraisal report, pursuant to Articles 63 and 64 of these By-laws; and

(v)	amendment or revocation of any of these By-laws that may alter or modify any requirements set forth in paragraph 4.1 of the Level 2 Regulations of BM&FBOVESPA, provided that such voting rights will prevail for as long as the Level 2 Corporate Governance Agreement remains in effect.

Paragraph 4 – For the purposes of these By-laws, “Controlling Shareholder” means any shareholder or group of shareholders, as defined in the Level 2 Regulations (“Group of Shareholders”), which exercises Power of Control. For the purposes of

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these By-laws, “Power of Control” means power effectively used to manage the corporate activities and guide the operations of the Company’s administrative bodies, directly or indirectly, actually or legally. It is assumed that the person or Group of Shareholders holding shares that have been ensured the absolute majority of votes for the Company’s last three General Shareholders’ Meetings possesses Power of Control even if this person or Group of Shareholders does not hold shares that represent the absolute majority of voting capital.

Paragraph 5 – Preferred shares entitle their holders to the following privileges:

(i)	priority in repayment of share capital, without a premium, upon the dissolution of the Company;

(ii)	a right to join in a tender offer resulting from a transfer of Power of Control, at the same price and under the same conditions offered to the selling Controlling Shareholding;

(iii)	participation in dividends distributed at least equal to common shares; and

(iv)	other rights guaranteed to the holders of preferred shares by Law No. 6,404/76 and the Level 2 Regulations.

Paragraph 6 – Due to preferred shares not receiving fixed or minimum dividends, these shares are not entitled to the right to vote if the Company does not distribute dividends, in which case the provision of Paragraph 1, Article 111 of Law No. 6,404/76 is inapplicable.

Paragraph 7 – The Company will not issues warrants, titles or depositary certificates representing shares. The shareholders’ property will be held in a depository account opened in the name of the shareholder with the financial institution referred to in article 8 below.

Article 8 – All shares of the Company are in book-entry form and held in a trust account in a financial institution authorized by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários the “CVM”).

Sole Paragraph – The transfer and registration costs relating to the book-entry shares may be charged directly to the shareholder by the depository institution, as set out in the book-entry agreement.

Article 9 – The right of first refusal for current shareholders may be excluded or reduced in the event of the issuance of shares, convertible debentures or subscription warrants, in which case the offering is made upon sale in the stock exchange or by public subscription, or even upon exchange of shares in accordance with the terms of article 172 of Law 6,404/76.

CHAPTER III

SHAREHOLDERS’ MEETING

Article 10 – The General Shareholders’ Meeting will have the powers legally provisioned to it and will meet annually, during the period provisioned in Article 132 of Law 6,404/76, convened by the Board of

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Directors or other persons and bodies authorized by applicable law, to decide matters within their jurisdiction:

(i)	receive Management’s accounts , examine, discuss and vote on the financial statements;

(ii)	decide on the destination of net profits for the year and the distribution of dividends; and

(iii)	appoint or dismiss the members of the Boards of Directors and the Fiscal Council, if installed, and set global remuneration for the members of Management.

Article 11 – The Extraordinary Shareholders’ Meeting will meet simultaneously with the General Shareholders’ Meeting and, apart from situations provided for by law and these By-laws, will meet, as convened by the Board of Directors, without prejudice of other persons and bodies authorized by applicable law, in order to decide on matters of interest to the Company, and specifically:

(i)	amend these By-laws;

(ii)	increase the authorized capital limit;

(iii)	increase share capital, except as set forth in Article 6 of these By-laws;

(iv)	deliberate on asset valuations carried out by the specialized company or by the 3 (three) experts that the shareholders have agreed to use for an increase of share capital;

(v)	reduce share capital;

(vi)	deliberate on the merging of shares or other companies by the Company, or the Company’s dissolution, transformation, spin-off, consolidation or liquidation;

(vii)	deliberate on the Company’s holding of shares in other companies;

(viii)	deliberate on bankruptcy and recuperation requests by the Company, pursuant to the terms of applicable law.

(ix)	approve agreements or operations that involve amounts greater than the Board of Directors may approve and which must be submitted to the General Shareholders’ Meeting;

(x)	deliberate on delisting from Level 2;

(xi)	choose the specialized institution or company responsible for preparing the Company’s share appraisal report, from the list of three provided by the Board of Directors, in case of cancellation the Company’s registration as a publicly-traded company or delisting from Level 2, as stipulated in Chapter VIII of these By-laws; and

(xii)	approve the budget proposed by the Board of Directors, as provisioned in Article 34 of these By-laws.

Article 12 – The notice calling the General Shareholders’ Meeting must be made in accordance with the law in effect and a minimum of 15 (fifteen) days in advance, containing precise information as to the location, date and time of the meeting, as well as expressly enumerating the agenda and matters to be decided on.

Sole Paragraph – The inclusion on the agenda of the General Shareholders’ Meeting of the items “other subjects,” “general matters” or any similar expressions is prohibited.

Article 13 – Subject to exceptions provisioned by law, the General Shareholders’ Meeting will establish a valid quorum at its first call if a minimum of shareholders representing  1/4 (one quarter) of the common shares are in attendance, and at its second call any number of common shareholders will establish a valid quorum.

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Article 14 – No later than the date of the first call notice, the Company will make available to all of its shareholders the agenda and other materials and documents necessary for analysis of the matters to be decided on at the meeting.

Article 15 – The Chair of the Board of Directors or, in the event of his or her absence, the Vice-Chair of the Board of Directors will chair the General Shareholders’ Meeting, and, in the event of both persons being absent, shareholders with the right to vote will elect the chair by majority present; furthermore, the Chair of the Board of Directors or, in the event of his or her absence, the Vice-Chair of the Board of Directors may nominate someone to chair the General Shareholders’ Meeting.

Sole Paragraph – The chair of the General Shareholders’ Meeting will choose the secretary from among those present.

Article 16 – Shareholders may participate and be represented at the General Shareholders’ Meeting in the form set forth in Article 126 of Law No. 6,404/76 by presenting, either previously or at the Shareholders’ Meeting, documentation legally proving his or her identity or power of attorney.

Article 17 – The Company will clearly define and make available to all shareholders the rules for voting, seeking to facilitate this process as much as possible for its shareholders.

Article 18 – The minutes of the General Shareholders’ Meeting will be prepared in the proper book and based on the business transacted and decisions reached, to be signed by the proper officers and attending shareholders.

Sole Paragraph – Dissenting votes must be recorded in the minutes, when required.

CHAPTER IV

MANAGEMENT

Section I

General Provisions

Article 19 – The election of members of Management and committees will observe the provisions of Articles 147 and 162 of Law No. 6,404/76.

Sole Paragraph – Members of management must have an unblemished reputation and may not be elected if: (i) they hold positions with other companies engaged in activities that could be considered as competitive with those of the Company; or (ii) have conflicts of interest with the Company.

Article 20 – Members of Management will take office by signing the terms of their respective positions in the book of minutes of the Board of Directors and Executive Board.

Paragraph 1 – Under penalty of civil liability to the elected member of Management, the terms of office must contain:

(i)

an indication of at least one domicile, which can only be amended by written notice to the Company, where the member of Management will receive summons and subpoenas pursuant to administrative and judicial

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proceedings related to the acts of his or her management, such summons and subpoenas being considered served by their delivery to the indicated address; and

(ii)	a statement of consent to the Code of Conduct, the Policies of Disclosure, Dividends and the Trading of Securities Issued by the Company and the Regulations of the Board of Directors, Fiscal Council and other Regulations of the Advisory Committees to the Company’s Board of Directors.

Paragraph 2° – Members of Management holding office is conditioned on their prior signing of the Statement of Consent, as provided for in the Level 2 Regulations, as well as their compliance with the applicable legal requirements.

Paragraph 3° – In accordance with Law No. 6,404/76, the holding of office by members of the Board of Directors who reside or are domiciled outside of Brazil is conditioned on the establishment of a representative residing in Brazil with the power to receive summons pursuant to legal actions taken against such members. The representation must remain in effect for a period of at least three years after such member has left his or her office with the Company.

Paragraph 4° – Under penalty of law, members of Management holding office is conditioned on their signing and delivering for archiving at the Company’s headquarters an affidavit declaring the legal eligibility to hold such office.

Article 21 – When legally possible, the Company will ensure to the members of Management, the members of the Fiscal Council, if installed, and to the members of any bodies that perform technical or advisory functions for Management to assist in their defense related to judicial and administrative proceedings brought against them by third parties, during or after their respective mandates, due to acts performed in the exercise of their offices, and the Company will maintain insurance policies to cover court costs, attorney fees and damages arising from such procedures.

Paragraph 1 – The assurance provided in the main clause of this Article 21 extends to employees who regularly act in compliance with the mandate granted to them by the Company.

Paragraph 2° – If the member of Management, the Fiscal Council, if installed, or any statutory bodies that perform technical or advisory functions for Management, or furthermore, any of the employees referred to in Paragraph 1 above, receives a final and unfavorable sentence, such person must reimburse the Company for all costs, expenses and losses caused to it, when not covered by insurance, except in cases in which the offense is committed independent of negligence or the willful misconduct of the accused, in which case these costs will be paid by the Company.

Article 22 – In accordance with Article 158 and its paragraphs of Law No. 6,404/76, members of the Company’s Management and its Fiscal Council will be liable, individually or jointly, for unlawful acts or omissions and the resulting losses.

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Section II

Board of Directors

Article 23 – The Board of Directors will be composed of at least 5 (five) members and no more than 9 (nine) members, as well as an equal number of alternates, elected at the General Shareholders’ Meeting, which will appoint a Chair and a Vice-Chair, all for a unified term of 2 (two) years, reelection being admitted.

Paragraph 1° – A minimum of 20% (twenty percent) of the members of the Board of Directors must be Independent Directors (“Independent Directors”), herein defined as persons that meet the following requirements:

(i)	have no relationship with the Company, except for holding its share capital;

(ii)	are not a Controlling Shareholder, or the spouse or up to the second-degree relative of a Controlling Shareholder, or are not or have not been in the past 3 (three) years associated with a company or entity related to the Controlling Shareholder (persons associated with public education and/or research institutions are excluded from this restriction);

(iii)	have not been, in the past 3 (three) years, an employee or officer of the Company, the Controlling Shareholder or any subsidiary of the Company;

(iv)	are not a supplier or buyer, direct or indirect, of services and/or products of the Company to an extent that implies loss of independence;

(v)	are not an employee or member of Management of a company or entity offering or receiving services and/or products to or from the Company to an extent that implies loss of independence;

(vi)	are not a spouse or up-to second degree relative of any member of the Company’s Management; and

(vii)	do not receive any compensation from the Company other than that relating to their position of member of the Board of Directors (cash resulting from interest in capital stock is excluded from this restriction).

Paragraph 2 – When compliance with the percentage referred to in Paragraph 1 of this Article 23 results in a fractional number of members of the Board of Directors, this number should be rounded pursuant to the Listing Rules of the Level 2.

Paragraph 3 – No member of the Board of Directors may also hold a position on the Company’s’ Executive Board.

Paragraph 4 – The compensation of the members of the Board of Directors will be fixed at the General Shareholders’ Meeting that elects such members and within the applicable legal limits.

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Paragraph 5 – Qualification as an Independent Director should be expressly noted in the minutes recording his or her respective election.

Paragraph 6 – Members of the Board of Directors elected pursuant to Article 141, Paragraphs 4 and 5 of Law No. 6,404/76 will also be considered Independent Directors.

Paragraph 7 – Regardless of the number of alternates elected, the Board of Directors must continue to operate with the remaining members, always respecting the minimum number of members required for the due functioning of the Board of Directors.

Article 24 – The process of electing the Members of the Board of Directors at the General Shareholders’ Meeting will observe the following rules:

(i)	the Controlling Shareholder has the right to elect the majority of the members of the Board of Directors;

(ii)	as provided for in Law No. 6,404/76, if minority shareholders do not elect a majority of the members of the Board of Directors, they will be ensured the right to elect and remove one member of the Board of Directors; and

(iii)	Whenever the election of the board of directors is conducted through multiple voting and the holders of common shares exercise the right to elect a member of the board, the Controlling Shareholder will have the right to appoint the same number of members appointed by the remaining shareholders plus one, regardless of the number of board members specified in Article 23 of these By-laws.

Article 25 – The Board of Directors is a collegiate decision-making body that guides and directs the Company and, in addition to other duties provided for in legislation, is responsible to:

(i)	set the general direction of the Company, defining its mission, its strategic objectives and guidelines;

(ii)	approve the strategic plan, as well as multi-year plans and annual programs of expenditures and investments;

(iii)	approve the risk management policy;

(iv)	establish committees that will be responsible for analysis, drafting proposals or making recommendations on certain matters to the Board of Directors, in addition to defining the respective responsibilities of these committees in accordance with the provisions of these By-laws;

(v)	appoint the members of the Audit Committee and other committees that may come to be created by the Board of Directors, as well as set the remuneration for the members of such committees;

(vi)	appoint and removing the independent auditors of the Company and its subsidiaries based on the recommendations of the Audit Committee, and such independent auditors will not provide services to the Company and its subsidiaries that, according to professional standards, laws and regulations governing the independent auditors, affect its independence during the contracted period;

(vii)	hire lawyers, specialists, experts and other outside professionals to better inform the members of the Board of Directors as to the matters they are to decide on;

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(viii)	approve the Company’s Code of Conduct;

(ix)	call the General Shareholders’ Meeting as prescribed by law or whenever deemed appropriate and arranging the publication of the call notice in accordance with the rules established in these By-laws;

(x)	elect and dismissing members of the Company’s Executive Board and determining their duties, in accordance with the provisions of these By-laws;

(xi)	individually establish and distribute the remuneration approved at the General Shareholders’ Meeting to the members of the Board of Directors and Executive Officers;

(xii)	formally evaluate the Company’s result of operations, the performance of the Executive Board and the individual performance of the Chief Executive Officer, as well as considering the evaluation carried out by the Chief Executive Officer of the other Executive Officers;

(xiii)	monitor, jointly and individually, the management of Executive Board, examining at any time the Company’s books, documents and papers, requesting information on agreements entered into or to be entered into and any other acts, receiving copies of such whenever considered necessary;

(xiv)	jointly develop with the Executive Board and approving a profit sharing plan for employees and Executive Officers based on the Company’s results of operations and granting additional benefits to employees and members Executive Board linked to the Company’s results of operations (the “Profit Sharing Plan”);

(xv)	set the amount of profit to be shared with employees and Executive Officers, subject to the relevant legal provisions, these By-laws and the Profit Sharing Plan in effect;

(xvi)	if previously approved at the General Shareholders’ Meeting, establish the limit of shares to be issued under the Company’s Stock Option Plan, subject to the limit specified in item “xv” above;

(xvii)	approve the issuance and sale of simple debentures, not convertible into shares and without collateral;

(xviii)	authorize the Company’s repurchase of its own shares, whether for the shares to be kept as treasury stock and subsequently reissued or for cancellation, in compliance with the legal and regulatory provisions in effect;

(xix)	approve the issuance of shares, warrants or debentures convertible into shares, within the authorized capital limit, including:

(a)	the amount, type and class of securities to be issued;

(b)	the offer price and the criteria for such price being set;

(c)	the schedule of the issuance;

(d)	the authorization for Executive Officers to perform all acts necessary for the implementation of the issuance;

(e)	the cancellation of the right of first refusal or the reduction of the period for its exercise with respect to the situations provisioned in Article 172 of Law No. 6,404/76; and

(f)	other relevant terms and conditions of the issuance;

(xx)

authorize the provision of guarantees or counter-guarantees of any nature, whether secured or unsecured, in favor of third parties and for an amount exceeding R$150,000,000.00 (one hundred fifty million reais), within one year, except those provisioned in favor of companies or entities controlled by the Company, which may

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granted independent of the Board of Directors approval regardless of the amount involved;

(xxi)	approve any transaction involving amounts that exceed R$50,000,000.00 (fifty million reais), within one year, entered into between the Company and its shareholders, members of its Management, employees or companies in which such persons hold, either directly or indirectly, a shareholding interest or interest in any other form, or the relatives of the Company’s shareholders, members of its Management and employees, or any party that, under applicable law, is considered a related party of the Company;

(xxii)	authorize the entering into of any loan or financing operation, not governed by the provisions of item [xxiii] above, that involves an amount exceeding R$150,000,000.00 (one hundred fifty million reais), within one year;

(xxiii)	authorize the entering into of any agreements or general transactions, not governed by item (xxi) above, concerning amounts that obligate the Company, or relieve third parties of responsibilities to the Company, either in one or a series of transactions, in excess of R$150,000,000.00 (one hundred fifty million reais). For illustrative purposes, approval of the Board of Directors is required when the purpose of such agreement or operation is to:

(a)	withdraw the Company from any business sector that it participates in;

(b)	participate in association or partnership with third parties;

(c)	sell, assign and/or transfer goods and rights of the Company’s permanent assets, or encumber such assets; and

(d)	carry out of capital investments or acquisitions not included in the previously approved annual budget;

(xxiv)	authorize the administrative bodies of the Company’s subsidiaries, direct or indirect, to enter into any agreements or carry out general transactions that result in rights and obligations concerning amounts that are not governed by item [xxiii] above and obligate the Company, or relieve third parties of responsibilities to the Company, either in one or a series of transactions, in excess of R$50,000,000.00 (fifty million reais), within one year. For illustrative purposes, approval of the Board of Directors is required when the purpose of such agreement or operation is to:

(a)	withdraw the Company from any business sector that it participates in;

(b)	participate in association or partnership with third parties;

(c)	sell, assign and/or transfer goods and rights of the Company’s permanent assets, or encumber such assets; and

(d)	carry out of capital investments or acquisitions not included in the previously approved annual budget;

(xxv)	approve the Company’s representative at the general or other shareholders’ meetings of companies in which the Company holds a shareholding interest, as well as indicating the names of members to be elected to the boards of directors of these companies;

(xxvi)	decide on any matters that are not the responsibility of the Executive Board or the General Shareholders’ Meeting, in accordance with these By-laws, as well as matters that go beyond the authority established for the Executive Board;

(xxvii)	approve the divestment of control in the Company’s subsidiaries;

(xxviii)	disclose a reasoned written opinion, favorable or otherwise, concerning any tender offer for shares issued by the Company within 15 (fifteen) days from the publication of the notice of the tender office, which must, at the minimum, address:

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(a)	the convenience and opportunity of the tender offer vis-à-vis the interests of the shareholders and the liquidity of their securities;

(b)	the impact of the offer on the interests of the Company;

(c)	the announced strategic plans of the offeror for the Company; and

(d)	other matters that the Board of Directors considers relevant, as well as information required by the applicable regulations established by the CVM;

(xxix)	decide on policies to avoid conflicts of interest between the Company and its shareholders and the members of its Management, as well as the adoption of measures considered necessary in the event that these conflicts arise;

(xxx)	decide on policies concerning the institutional responsibility of the Company, in particular those relating to the Company’s environmental, health and safety and social responsibilities proposed by the Executive Board;

(xxxi)	decide on changes in corporate governance rules, which include, but are not limited to, the processes of presenting and disclosing financial information;

(xxxii)	manifest opinion as to the management report, financial statements and proposed allocation of annual net income;

(xxxiii)	propose the Company’s dividend policy;

(xxxiv)	define the list of three specialized institutions and/or companies for the preparation of the Company’s share appraisal report in the event of a tender offer in order to cancel Company’s registration as a public company or delist from the Level 2; and

(xxxv)	review proposals presented by the Executive Board, in accordance with the terms of these By-laws.

Sole Paragraph – For the purpose of clarification, matters previously approved in the annual budget do not require additional approval from the Board of Directors.

Article 26 – The Board of Directors will meet, preferably at the Company’s headquarter, ordinarily once every three months, and extraordinarily whenever necessary for corporate interests. Requests to meet must be sent to the Chair of the Board, who will carry out the necessary procedure to call the meeting.

Paragraph 1 – Regular meetings will be scheduled within the calendar year, considering the calendar civil, and must be proposed by the Chair of the Board of Directors.

Paragraph 2 – Calls to the meetings of the Board of Directors, whether ordinary or extraordinary, must be made by registered letter, facsimile or e-mail sent to the address contained in the members’ respective terms of office, specifying the time and place, including a detailed agenda and sent at least 5 (five) days in advance. This call may be waived if all members of the Board of Directors are present;.

Paragraph 3 – If necessary, members of the Board of Directors may participate in the meeting by telephone, videoconference, or other media that can ensure effective participation and authenticity of their vote. In this case, such member will be considered present at the meeting, and his or her vote will be considered valid for all legal purposes and incorporated into the minutes of that meeting.

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Paragraph 4 – For meetings of the Board of Directors to establish a valid quorum the presence of a majority of its active members is required, considering present those participating in accordance with the terms of Paragraph 3 above and those who are represented by their alternate or who have sent their vote in writing.

Article 27 – The matters decided on and resolutions passed at the meetings of the Board of Directors will be valid if a majority of the present members vote in favor of such and will be recorded in the book of minutes of the Board of Directors’ meetings. Whenever these minutes contain decisions that affect third parties, an extract of the relevant portion of minutes will be filed with the qualified Commercial Registry (Junta Comercial) and published in newspapers regularly used by the Company.

Paragraph 1 – The minutes will be clearly written, all decisions being recorded and subject to formal approval.

Paragraph 2 – If voting results in a tie, the Chair of the Board of Directors will cast the deciding vote.

Article 28 – The Chair of the Board of Directors, or the Secretary designated by the Chair, will prepare the agenda for the meeting based on requests from the members of the Board of Directors and consultation with the Executive Board.

Sole Paragraph – The agenda and documentation required for the consideration of matters to be decided on will be delivered to each of the members of the Board of Directors at least three days before the meeting.

Article 29 – A member of the Board of Directors who fails to attend 3 (three) consecutive meetings without good reason or absence granted by the other members of the Board of Directors will lose such position, causing its permanent vacancy.

Article 30 – In the event of the absence or temporary incapacity of the Chair of the Board of Directors, his or her responsibilities will be temporarily carried out by the Vice-Chair of the Board of Directors. In the event of the absence or temporary incapacity of both, the remaining members of the Board of Directors will indicate, among themselves, who will temporarily carry out the role of the Chair.

Article 31 – In the event of absence or temporary incapacity of any member of the Board of Directors, he or she should be represented by his or her alternate. In the event that such alternate is absent or temporarily incapacitated, the Board of Directors must operate with the remaining members, provided the minimum number of members required for the due functioning of the Board of Directors is still met.

Article 32 – If a permanent vacancy occurs in any effective position on the Board of Directors, the substitute, who may or may not be an alternate member of the Board of Directors, must be nominated by the remaining members of the Board of Directors and he or she will serve until the next General Shareholders’ Meeting of the Company, at which a new member will be elected. The same process will occur in the event that a permanent vacancy occurs among the alternates of the Boards of Directors. For the purposes of this Article, a permanent vacancy is considered the dismissal, resignation, death, proven incapacity, disability or loss of mandate of an effective member or alternate.

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Sole Paragraph – Whenever the election of members of the Board of Directors has been conducted through multiple voting, pursuant to Article 141 of Law No. 6,404/76, the dismissal of any member of the Board of Directors by the General Shareholder’s Meeting will result in the dismissal of the other members as well and a new election will be carried out.

Article 33 – In order to aid in the performance of its duties, the Board of Directors may create committees or working groups with defined objectives that are composed of persons designated from among the members of the Board of Directors and/or third parties. These committees must adopt internal regulations approved by the Board the Board of Directors.

Article 34 – The Board of Directors must have its annual budget, including the hiring of external professionals, approved at the General Shareholders’ Meeting.

Article 35 – The Board of Directors will adopt the Internal Regulations of the Board of Directors, which clearly defines its responsibilities and duties and prevents conflicts with the Executive Board, specifically its Chief Executive Officer. The Internal Regulations of the Board of Directors must lay out:

(i)	responsibilities;

(ii)	composition, mandate and appointment process;

(iii)	the duties of the members of the Board of Directors;

(iv)	the duties of the members of the Chair of the Board of Directors;

(v)	operating procedures, with respect to the secretary, meetings, calls, agendas, minutes, documentation and voting system;

(vi)	communication with the Executive Board;

(vii)	specialized committees;

(viii)	the rules for the management of conflicts of interests;

(ix)	interaction with the Fiscal Council, if installed;

(x)	interaction with the independent auditor; and

(xi)	its budget.

Section III

Executive Board

Article 36 – The Executive Board will consist of at least 3 (three) and a maximum of 7 (seven) Executive Officers, consisting of a Chief Executive Officer, a Chief Financial and Investor Relations Officer and the designation of the remaining Executive Officers will be assigned by the Board of Directors. The term of office of Executive Officers will be 2 (two) years, re-election being permitted. Executive Officers may be removed at any time.

Paragraph 1 – The Chief Executive Officer shall submit to the Board of Directors the names of candidates for the Executive Board who have knowledge and expertise in his or her relevant area of operation. The Chief Executive Officer may also propose to the Board of Directors the dismissal of such member at any time.

Paragraph 2 – Persons appointed to the Board of Directors may not serve on the Executive Board.

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Paragraph 3 – The Board of Directors will define the duties of Executive Officers who have been elected without a specific designation.

Article 37 – In event of vacancy, temporary incapacity or any other forms of absence for personal reasons of the Chief Executive Officer or other Executive Officers, the following procedures will be observed:

Paragraph 1 – In the event of the temporary incapacity of the Chief Executive Officer, he or she will designate his or her own substitute from among the other Executive Officers, who will assume all duties and legal, statutory and regulatory responsibilities.

Paragraph 2 – In the event of the temporary incapacity of any other Executive Officer, he or she will not be substituted, instead his or her duties will be assigned to another Executive Officer by the Chief Executive Officer, who will accumulate all duties and legal, statutory and regulatory responsibilities of the incapacitated Executive Director, excluding his or her vote at meetings of the Executive Board.

Paragraph 3 – In the event of vacancy in the position of the Chief Executive Officer, the Chair of the Board of Directors will appoint an Executive Director to temporarily replace the Chief Executive Officer, who will accumulates his or her duties and legal, statutory and regulatory responsibilities until the Board of Directors conducts a new election for the position of Chief Executive Officer to complete the remaining term of office.

Paragraph 4 – In the event of vacancy in the position of Executive Officer, the Board of Directors, upon recommendation of the Chief Executive Officer, may choose to elect or not elect a new Executive Officer to complete the remaining term of office.

Article 38 – The Executive Board will meet, preferably at the Company’s headquarter, ordinarily, once (1) per month, and extraordinarily, as convened by the Chief Executive Officer or by at least 2 (two) Executive Officers, with minutes being drawn up in proper book.

Paragraph 1 – Ordinary meetings will be scheduled according to the annual calendar, considering the civil year, and must be proposed by the Chief Executive Officer and submitted for approval by the other Executive Officers. If the ordinary meeting does not occur for lack of quorum being installed, a new meeting will be convened by a second call.

Paragraph 2 – Calls for extraordinary meetings will be made by the Chief Executive Officer through email at least 3 (three) days in advance, specifying the time and place of the meeting and including a detailed agenda. These procedures for calling an extraordinary are exempt when all Executive Officers are present at the meeting.

Paragraph 3 – If necessary, the participation of the Executive Officers in the meeting by telephone, videoconference, or other media that can ensure effective participation and authenticity of voting is allowed. Such Executive Officer, in this case, will be

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considered present at the meeting, and his or her vote will be considered valid for all legal purposes and incorporated into the minutes of the meeting.

Paragraph 4 – The meetings of the Executive Board will only install a valid quorum with the presence of a majority of its members.

Article 39 – The decisions of the Executive Board shall be taken by a simple majority vote of the directors present. In case of a tie, the matter shall be submitted to the Board of Directors.

Article 40 – The Executive Board will forward copies of the minutes of its meetings and provide information to evaluate the performance of the Company’s activities.

Article 41 – Respecting the limits of authority established for each Executive Officer by the Board of Directors or these By-laws, decisions concerning matters that affect an Executive Officer’s specific area of its operations, provided that the matter does not also affect the area of operations of another Executive Officer, will be taken by him or her in conjunction with the Chief Executive Officer, with respect to matters or situations predetermined by the latter.

Article 42 – The representation of the Company, actively or passively, in or out of court, including the signing of documents that imply responsibility, should always be performed jointly by 2 (two) Executive Directors, or jointly by an Executive Officer with 1 (one) legal representative in accordance with Paragraph 1 of this Article 42, or by 2 (two) legal representatives in accordance with Paragraph 1 of this Article 42.

Paragraph 1 – Unless the substance of the act requires it to be public, the proxy will have power of attorney granted through private instrument, which shall specify the powers granted, limiting the term of valid power of attorney ad negotia to December 31st of the year such power of attorney has been granted, such private instrument granting power of attorney being duly signed 2 (two) executive officers.

Paragraph 2 – The Company may be represented by a single Executive Officer or proxy (a) at General Shareholders’ Meetings, or similar meetings, of companies, consortiums and other entities in which the Company holds interests, provided that the voting instructions of the Board of Directors or Executive Board are respected; (b) in acts arising from the exercise of ad judicia power of attorney contained; (c) with respect to any form of government agency, customs authorities or public utilities for specific acts that do not generate any obligation on behalf of Company; and (d) in the signing of documents of any kind that results in an obligation for the Company that is within the limits established by the Executive Board or Board of Directors.

Paragraph 3 – In the case of obligations to be assumed abroad, the Company may be represented by one Executive Officer, or by a single proxy with specific and limited power of attorney, in accordance with terms of these By-laws, if approved by the Board.

Paragraph 4 – With respect to receiving and discharging amounts due to the Company, issuing and negotiating, including endorsements and discounts, bills of

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exchange relating to sales, as well as in cases of correspondence that does not create obligations for the Company and acts of simple administrative routine, including those relating to government offices, municipalities, public companies, mixed-economy companies, boards of trade, labor courts, IAPAS, FGTS and their collections banks, and others of a similar nature, the Company may be represented by one Executive Officer, or by a single proxy with specific and limited power of attorney, in accordance with terms of these By-laws.

Paragraph 5 – The Executive Board may decide, in accordance with and within legal limits, that certain Company documents can be signed by seal or mechanical process.

Article 43 – The Executive Board must monitor and control the activities of the Company’s subsidiaries and monitor the activities of companies in which the Company hold interests or with which it is associated;

Article 44 – The Executive Board must scrutinize and monitor issues related to patents, brands, names and logos of the Company and its subsidiaries.

Article 45 – It is the responsibility of the Executive Board to:

(i)	comply with and enforce the general business orientation of the Company as established by the Board of Directors;

(ii)	approve the creation and elimination of management positions immediately subordinate to each Executive Officer;

(iii)	prepare and propose to the Board of Directors the general policies of the Company’s human resources, including plans providing for the admission, career, access, benefits and disciplinary regime of the employees of the Company, and executing the approved policies;

(iv)	prepare and submit annually to the Board of Directors strategic guidelines and the Company’s strategic plan and executing approved the strategic plan;

(v)	prepare and propose to the Board of Directors the Company’s annual and multiannual budgets and executing approved budgets;

(vi)	set the annual insurance plan of the Company and its subsidiaries;

(vii)	prepare and submit to the Board of Directors the proposed risk management policy;

(viii)	plan and conduct the operations of the Company and its subsidiaries and report to the Board of Directors the economic-financial performance of the Company, including producing reports with specific performance indicators;

(ix)	approve criteria for technical-economic evaluation of investment projects, with the respective plans for delegating responsibility to the Company’s subsidiaries as to execution and implementation;

(x)	approve the sale of secured debentures or debentures convertible into shares, held by the Company and issued by its subsidiaries;

(xi)	identify, evaluate and propose to the Board of Directors investment and/or disinvestment opportunities involving operations that exceed the limits established for the Executive Board and to execute approved investments and/or disinvestments;

(xii)	identify, evaluate and propose to the Board of Directors mergers, splits or incorporations in which the Company is a party, including operations that involve shares issued by the

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Company, as well as share purchases, and carrying out approved mergers, splits, incorporations and acquisitions;

(xiii)	develop and propose to the Board of Directors the Company’s financial policies, and implementing approved policies;

(xiv)	authorize the provision of guarantee and counter-guarantees of any nature, whether secured or unsecured, in favor of third parties and for amounts equal to or below R$150,000,000.00 (one hundred fifty million reais), within one year, except those provided in favor companies or entities controlled by the Company, which do not require authorization;

(xv)	waive or authorize acts or judicial or extrajudicial transactions extinguishing lawsuits or pending issues, with the possibility of setting value limits for delegating the exercise of such acts to the Chief Executive Officer or to the Executive Officers, in accordance with legal and statutory provisions and limits concerning the Executive Board;

(xvi)	define and propose to the Board of Directors, after the balance has been set, the allocation of net income for the year, the distribution of dividends, including whether in the form of interest on shareholders’ equity and, when necessary, the capital budget;

(xvii)	prepare the Annual Report of Management and the Financial Statements to be submitted to the Board of Directors and subsequently the General Shareholders’ Meeting;

(xviii)	promote employee adherence to the Code of Conduct established by the Board of Directors;

(xix)	prepare and propose to the Board of Directors, the Company’s institutional responsibility policies, such as the environmental, health, safety and social responsibilities of the Company and implement the approved policies;

(xx)	authorize the entering into of any loan or financing operation, not governed by the provisions of item [xxiv] above, that involves an amount equal to or below R$150,000,000.00 (one hundred fifty million reais), within one year;

(xxi)	enter into agreements or general transactions, not governed by item [xxiv] above, concerning amounts that obligate the Company, or relieve third parties of responsibilities to the Company, either in one or a series of transactions, in excess of R$150,000,000.00 (one hundred fifty million reais), within one year. For illustrative purposes, approval of the Board of Directors is required when the purpose of such agreement or operation is to:

(a)	withdraw the Company from any business sector that it participates in;

(b)	participate in association or partnership with third parties;

(c)	sell, assign and/or transfer goods and rights of the Company’s permanent assets, or encumber such assets; and

(d)	carry out of capital investments or acquisitions not included in the previously approved annual budget;

(xxii)	authorize the acquisition, disposal and encumbrance of fixed assets, being able to establish standards and delegate powers, which in a single or series of transactions is equal to or below R$50,000,000.00 (fifty million reais) within one year.

(xxiii)

approve any transaction between the Company and its shareholders, members of Management, employees, or companies in which such persons hold, directly or indirectly, equity interests or interests in any other form or the relatives of shareholders, members of Management and employees of the Company, or any party under applicable law, that is

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considered a related party of the Company, that is equal to or less than R$50,000,000.00 (fifty million reais);

(xxiv)	propose to the Board of Directors any reformulations, modifications or amendments to shareholders’ agreements or other agreements between shareholders, or consortium agreements or other agreements between members of consortia, companies or consortia in which the Company participates and also to propose the entering into of new agreements and consortium agreements that address issues of this nature;

(xxv)	establish and report to the Board of Directors the limits of authority of individual Executive Officers, within the limits of the authority levels established by Executive Board;

(xxvi)	establish, based on the limits of authority established by the Board of Directors for Executive Officers, the limits of authority according to the administrative hierarchy of Company; and

(xxvii)	carry out any and all acts provisioned in approved annual budget, regardless of the amount involved.

(xxviii)	Indicate persons who will compose the executive boards, boards of directors, fiscal councils and committees of companies and entities in which the Company comes to hold direct or indirect interests.

Paragraph 1 – The Executive Board will be responsible for preparing, in accordance with the Company’s investment opportunities, the general orientation approved by the Board of Directors and the budget, the voting guidelines to be followed by proxies at the General Shareholders’ Meetings or similar meetings of companies, foundations and other entities in which the Company directly or indirectly holds interests, always observing the limits of the Executive Board’s authority with respect to, among other matters, indebtedness, disposal or encumbrance of assets, including securities, the waiver of rights and the increase or decrease in corporate interests held.

Article 46 – The acts of any Executive Officer, or legal representative, with respect to the Company’s involvement in any situation related to the provision of guarantees or counter-guarantees in favor of third parties that is not in compliance with article 25, item [xxii] and article 45, item [xiv], of these By-laws are expressly prohibited and will be considered null and void, having no effect in relation to the Company. Acts concerning these matters require the prior approval of the Executive Board, which must be obtained at a collegial meeting of the Executive Board: (i) with a majority of members present; (ii) presided over by Chief Executive Officer; and (iii) and a majority of the Executive Officers present voting favorably.

Article 47 – Without prejudice to the other functions that the Board of Directors may assign, it is the Chief Executive Officer’s responsibility to:

(i)	call and preside over meetings of the Executive Board;

(ii)	exercise the role of executive management for the Company, coordinating and supervising activities of the other Executive Officers, ensuring that the deliberations and guidelines established by the Board of Directors and at the General Shareholders’ Meeting are faithfully observed;

(iii)	delegate authority to other Executive Officers and employees to perform specific acts, in accordance with expedient management;

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(iv)	select and submit to the Board of Directors the names of candidates for Executive Officer positions, to be then elected by the Board of Directors, and propose their respective dismissal; and

(v)	appoint from among the Executive Officers, alternates for Executive Officers in the event of absence or temporary incapacity, in accordance with Article 37 of these By-laws.

Article 48 – Without prejudice to the other functions that the Board of Directors may assign, it is the Chief Financial and Investor Relations Officer’s responsibility to:

(i)	organize, manage, congregate, evaluate and supervise the financial area and activities of the Company;

(ii)	plan, organize, manage and carry out the development insurance plan and hiring of policies, presenting the plan and proposals at a meeting of the Executive Board and taking into consideration the requests of the other Executive Officers;

(iii)	plan, optimize, organize, manage and supervise the payment of taxes incurred as a result of the Company’s activities;

(iv)	plan, organize, manage and supervise the activities of the treasury, comptroller, accounting, investor relations, shared services center and information technology departments, proposing and suggesting measures to improve the efficacy of their controls;

(v)	propose guidelines and procedures for financial management in order to safeguard the security, liquidity and profitability of the Company’s assets;

(vi)	open and operate bank accounts in conjunction with other Executive Officers;

(vii)	prepare budget proposals and present accounting information to other Executive Officers;

(viii)	prepare the Company’s annual financial statements;

(ix)	implement procedures and ensure compliance with the standards set by the certification agencies, within the scope of his or her area of responsibility;

(x)	manifest and opinion concerning all documentation relevant to the acquisition, encumbrance and sale of assets that would result in the Company incurring any kind of monetary obligation, observing and noting the internal rules, applicable limits of authority and laws in force;

(xi)	represent the Company before any institutional authority or regulatory or self-regulatory organization in the Brazilian and/or international capital markets; and

(xii)	perform investor relations functions, including the provision of information to investors and to regulatory or self-regulatory organizations and supervisory bodies, as well keeping the Company’s registration up to date.

CHAPTER V

FISCAL COUNCIL

Artigo 49 – The Fiscal Council, if installed, will consist of at least 3 (three) and no more than 5 (five) members and an equal number of alternates, elected at the General Shareholders’ Meeting. Members of the Fiscal Council shareholders are not required to be shareholders, but they must be natural citizens and residents of Brazil, observing requirements and constraints of Law No. 6,404/76. Minority shareholders will be entitled to elect one member of the Fiscal Council in a separate vote. The Chair of the Fiscal Council will be elected at the first meeting of the Fiscal Council.

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Paragraph 1° – The Fiscal Council can only be installed at the General Shareholders’ Meeting at the request of the shareholders, pursuant to applicable legislation, and will remain installed until the next General Shareholders’ Meeting;

Paragraph 2° – The members of the Fiscal Council shall serve until the first General Shareholders’ Meeting held after their election, reelection being permitted.

Paragraph 3 – The Fiscal Council will adopt the Internal Regulations of the Fiscal Council, which clearly defines their responsibilities and attributes.

Paragraph 4 – No member of the Fiscal Council may also be an Executive Officer of the Company.

Article 50 – Appointment to a position on the Fiscal Council, if installed, will observe the provisions of Articles 147 and 162 of Law No. 6,404/76 and members of the Fiscal Council will take office by signing the terms of their respective positions in the book of minutes of the Fiscal Council.

Paragraph 1 – Under penalty of civil liability to the elected member of the Fiscal Council, the terms of office must contain:

(i)	an indication of at least one domicile, which can only be amended by written notice to the Company, where the member of the Fiscal Council will receive summons and subpoenas from administrative and judicial proceedings related to the acts of his or her management, such summons and subpoenas being considered served by their delivery at the indicated address; and

(ii)	a statement of consent to the Code of Conduct, the Policies of Disclosure, Dividends and the Trading of Securities Issued by the Company and the Regulations of the Board of Directors, Fiscal Council and other Regulations of the Advisory Committees to the Company’s Board of Directors.

Paragraph 2° – Members of the Fiscal Council holding office is conditioned on their prior signing of the Statement of Consent, as provided for in the Level 2 Regulations, as well as their compliance with the applicable legal requirements.

Paragraph 3° – Under penalty of law, members of the Fiscal Council holding office is conditioned on their signing and delivering for archiving at the Company’s headquarters an affidavit declaring the legal eligibility to hold such office.

Article 51 – In the event of absence, temporary incapacity or permanent vacancy of a member of the Fiscal Council, the Fiscal Council will operate with the remaining members as long as the minimum number of required members is still met.

Paragraph 1 – A permanent vacancy of any member of the Fiscal Council, absent an alternate, will trigger a new member to be elected at the first General Shareholders’ Meeting of the Company after the occurrence.

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Paragraph 2 – If the minimum number of required members of the Fiscal Council is not met, a General Shareholders’ Meeting will be immediately called in order to elect members and allow the proper functioning of the Fiscal Council.

Paragraph 3 – For the purposes of this Article, a permanent vacancy is considered the dismissal, resignation, death, proven incapacity, disability or loss of mandate of an effective member or alternate. A member of the Fiscal Council will lose his or her position if he or she fails to attend 3 (three) consecutive meetings without good reason or license granted by the Fiscal Council.

Article 52 – The remuneration of the Fiscal Council members will be determined by the General Shareholders’ Assembly that elects them, subject to the applicable legal limits.

Paragraph 1 – Members will only be entitled to remuneration for the period in which the installed Fiscal Council is effectively functioning.

Paragraph 2 – Members of the Fiscal Council will be reimbursed for travel and lodging necessary for the performance of their duties.

CHAPTER VI

AUDIT COMMITTEE

Article 53 – The Audit Committee will consist of at least 3 (three) and no more than 5 (five) members, all independent, elected annually by the Board of Directors. At least one member must be substantially committed to the Audit Committee and a professional with proven expertise in matters related to his or her activities, also meeting the established requirements of independence and financial and accounting qualifications, pursuant to applicable law and the rules issued by capital market regulators.

Article 54 – The Audit Committee will, among other duties:

(i)	analyze financial statements;

(ii)	foster supervision over the financial area;

(iii)	ensure that the Executive Board develops reliable internal controls;

(iv)	ensure that the internal auditor performs its role satisfactorily and that the independent auditor evaluates, in its own review, the Executive Board’s practices and the internal audit;

(v)	establish with the independent auditor a work plan and fee agreement;

(vi)	recommend to the Board of Directors the hiring, remuneration and replacement of the independent auditor; and

(vii)	interact with the independent auditor with respect to matters related to the audit procedure.

Sole Paragraph – The Board of Directors shall approve the Internal Regulations of the Audit Committee, which regulates the rules of its operation, as well as the specific duties and responsibilities of members.

Article 55 – The Board of Directors will set the amount of remuneration for members of the Audit Committee, subject to market parameters, as well as the budget to cover expenses for its operation, including hiring outside professionals to support the fulfillment of its duties..

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CHAPTER VII

DISTRIBUTION OF DIVIDENDS

Article 56 – The financial year begins on January 1 and ends on December 31 of each year.

Paragraph 1 – At the end of each financial year, the Executive Board will prepare, in compliance with the relevant legal provisions, the following financial statements:

(i)	balance sheets;

(ii)	statements of income;

(iii)	statements of retained profit or losses;

(iv)	statements of cash flows;

(v)	statements of value added, and

(vi)	the explanatory notes to financial statements.

Paragraph 2 – Together with the financial statements, the Board of Directors will present at the General Shareholders’ Meeting a proposal for the destination of net income, in accordance with the provisions of these By-laws and applicable legislation.

Article 57 – In accordance with Law No. 6,404/76, shareholders are entitled to receive as dividends for each financial year a mandatory minimum of 25% (twenty five percent) of net income, and, without prejudice to Article 202 of Law No. 6,404/76, the amount of interest paid or credited individually to shareholders as interest on shareholders’ equity may also be attributed to the amount of dividends distributed.

Paragraph 1 – At the General Shareholders’ Meeting, members of the Board of Directors may be attributed a share of the Company’s profits, subject to the applicable legal limits. This profit sharing is conditioned on the distribution to shareholders of the mandatory dividends referred to the heading of this Article 57.

Paragraph 2 – The Company may provide quarterly financial statements or for shorter periods. The Board of Directors may decide to distribute dividends to debit the account of profits earned in such financial statements. The Board of Directors may also declare interim dividends charged against retained earnings or profit reserves existing in previous annual or interim financial statements.

Paragraph 3 – Accumulated losses and income tax provisions will be deducted from net income for the year before any distribution of dividends or interest on equity.

Paragraph 4 – The distribution of dividends referred to in the heading of this Article 57 will be limited to the amount of realized net income, the difference being recorded the for unrealized profit reserve.

Paragraph 5 – Dividends not claimed within 3 (three) years from the date of payment will revert to the Company.

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Paragraph 6 – If not absorbed by losses in subsequent years, net income recorded in the unrealized profit reserve, when realized, must be added to the first dividend declared after this realization.

Paragraph 7 – The remaining balance of net income may, upon proposal by Management, be fully or partially assigned to:

(i)	supplementary dividends to shareholders;

(ii)	the establishment of reserves permitted by law, and

(iii)	the balance that is transferred to the following year as retained earnings, when justified by the members of the Board of Directors, to finance the investment plan provided for in the capital budget approved at the General Shareholders’ Meeting.

Paragraph 8 – If decided by the Board of Directors, the Company may pay dividends in the form interest on shareholders’ equity.

Article 58 – Whenever the amount of the minimum mandatory dividend exceeds the realized portion of net income, the administration may propose for approval at the General Shareholders’ Meeting the allocation of the surplus to a reserve for unrealized profits (Article 197 of Law No. 6,404/76).

Article 59 – Shareholders’ at their General Meeting may decide to capitalize reserves instituted during interim or shorter periods.

CHAPTER VIII

TRANSFER OF SHAREHOLDING CONTROL,

CANCELATION OF OPEN CORPORATION REGISTRY AND

DELISTING FROM LEVEL 2

Article 60 – The Transference of the Company’s Power of Control, by means of a single transaction or successive transactions, must be carried out under the condition, suspensive or resolutive, that the Acquiror of Power of Control undertakes to conduct a tender offer to purchase all shares held by other shareholders, in compliance with the terms and conditions of the Level 2 Regulations and in a form that ensures the other shareholders receive treatment equal to that received by the Assignor of Power of Control.

Article 61 – The tender offer referred to in Article 60 must also be carried out:

(i)	in cases of remunerated assignment of subscription rights of shares and other securities or rights related to securities convertible into shares that come to result in the Transference of the Company’s Shareholding Control; and

(ii)	in cases of the Transference of Power of Control of a company that is the Controlling Shareholder of the Company, in which case the Assignor of Power of Control must inform BM&FBOVESPA of the amount attributed to the Company in this transfer and attach documentation substantiating such information.

Article 62 – A party who already holds the Company’s shares and comes to acquire Power of Control of the Company as a result of entering into an agreement for the purchase of shares with the Controlling Shareholder, involving any amount of shares, will be required to:

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(iii)	carry out the tender offer referred to in Article 61 of these By-laws; and

(iv)	pay, under the following terms, an amount equivalent to the difference between the price of the tender offer and the amount paid for any shares acquired on stock exchanges during the 6 (six ) months prior to the date of acquisition of Power of Control, duly adjusted for inflation on the payment date. This amount must be distributed among the selling shareholders in of trading sessions in which the acquiror purchased shares, proportional to the daily net selling balance of such transactions, and BM&FBOVESPA will be responsible for carrying out the distribution, under the terms of its regulations.

Article 63 – In a tender offer to be carried out by the Controlling Shareholder or by the Company in order to cancel the Company’s registration as a publicly traded company, the minimum price offered must correspond to the Economic Value, as stated in the share appraisal report, prepared in accordance with Article 65 and its paragraphs of these By-laws, in accordance with applicable law and regulatory norms.

Article 64 – If the shareholders decide to delist the Company from Level 2, so that the Company’s shares may be listed outside Level 2, or, due to a corporate reorganization, in which case the resulting reorganized company’s shares are no longer admissible for Level 2 trading, within a period of 120 (one hundred twenty) days from the date of the General Shareholders’ Meeting approving such operation, the Controlling Shareholder must carry out a tender offer to purchase the Company’s shares, wherein the minimum price offered must correspond to the Economic Value, as stated in the share appraisal report, prepared in accordance with terms of Article 65 and its paragraphs of these By-laws, in accordance with applicable law and regulatory norms.

Sole Paragraph – The Controlling Shareholder will be exempt from the required tender offer referred to in the main clause of this article 64 if the Company delists from Level 2 due to the Company entering into an agreement to list its shares on the special listing segment of the BM&FBOVESPA denominated Novo Mercado (“Novo Mercado”) or, if after a corporate reorganization, the resulting company obtains authorization to list its shares on the Novo Mercado within 120 (one hundred twenty) days from the date of the General Shareholders’ Meeting that approved such reorganization.

Article 65 – The share appraisal report discussed in Articles 63 and 64 of these By-laws will be prepared by a specialized institution or company with proven experience, which is not influenced by the decisions of the Company, its management or Controlling Shareholders. Such report must also meet the requirements of Paragraph 1, Article 8 of Law No. 6,404/76 and include the liability provided for in Paragraph 6 of the same Article.

Paragraph 1 – The General Shareholders’ Meeting has the sole discretion to select the specialized institution or company that will determine the Company’s Economic Value, from a list of three presented by the Board of Directors. This selection must be approved by a majority of shareholders present at the meeting, disregarding blank votes, and the meeting will require the presence of shareholders representing at least 20% (twenty percent) of all Outstanding Shares if instated on the first call, or any

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number of shareholders representing Outstanding Shares if instated on the second call.

Paragraph 2 – The costs related to preparing the share appraisal report will be fully borne by the offeror.

Article 66 – The Company will not register any share transfers to an Acquiror of Power of Control or subsequent holders of Power of Control until such time as this/these holder(s) has/have signed the Instrument of Consent of the Controlling Parties, in accordance with the provisions of the Level 2 Regulations. Neither will the Company register a shareholders’ agreement that provides for the exercise of Power of Control until the parties to such an agreement have signed the Instrument of Consent of the Controlling Parties.

Article 67 – In the absence of a Controlling Shareholder, if shareholders at a General Shareholders’ Meeting approve the Company’s delisting from Level 2 in order for the shares to be traded outside of Level 2 or approve a corporate reorganization, in which case the resulting reorganized company does not register its securities for trading on Level 2 within 120 (one hundred twenty) days from the date of General Shareholders’ Meeting that approved the referred to reorganization, delisting will be conditioned on the occurrence of a tender offer to purchase shares under the same conditions provisioned in Article 66 of these By-laws.

Paragraph 1 – Shareholders’ at the referred General Shareholders’ Meeting must also select the party(ies) responsible for carrying out the tender offer among those present at the meeting who must expressly undertake to conduct such offer.

Paragraph 2 – If parties responsible for carrying out the tender offer are not selected, in the case of corporate reorganization, in which case the resulting reorganized company does not register its securities for trading on Level 2, carrying out the tender offer will become the responsibility of the shareholders who voted for the referred corporate reorganization.

Article 68 – The Company’s delisting from Level 2 triggered by noncompliance with the Level 2 Regulations requires that a tender offer to purchase shares be carried out, wherein the minimum price offered must correspond to the Economic Value of the shares, as stated in the share appraisal report, prepared in accordance with the terms of Article 65 and its paragraphs of these By-laws, in accordance with applicable law and regulatory norms.

Paragraph 1: In the event contemplated in the main clause of this Article 68, the Controlling Shareholder (if any) will bear the responsibility for carrying out the tender offer.

Paragraph 2: In the absence of a Controlling Shareholder to carry out the tender offer and if the event contemplated in the main clause of this Article 68 is triggered by a decision made at a General Shareholders’ Meeting, the obligation will lie with the shareholders that voted for the motion leading to noncompliance with the Listing Rules.

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Paragraph 3: In the absence of a Controlling Shareholder to carry out the tender offer and if the event contemplated in the main clause of this Article 68 is triggered by an act or fact of Management, the Company’s Management must then call an Extraordinary General Shareholders’ Meeting for the shareholders to decide on action to be taken to remedy the event of noncompliance with the Level 2 Regulations or, if applicable, the Company’s delisting from Level 2.

Paragraph 4: If the shareholders at the Extraordinary General Shareholders’ Meeting referred to in Paragraph 3 above decide to delist the Company from Level 2, the shareholders at such meeting must also select the party(ies) responsible for carrying out the tender offer among those present at the meeting who must expressly undertake to carry out such offer.

Article 69 – The Level 2 Regulations will prevail over the provisions of these By-laws when a tender offer is materially detrimental to the rights of shareholders set forth in these By-laws.

Article 70 – The capitalized terms in this Chapter VIII will have the meaning attributed to the in the Level 2 Regulations.

CHAPTER IX

ARBITRATION

Article 71 – The Company, its shareholders, Management and members of the Fiscal Council are required to commit to settle by arbitration, conducted by the Market Arbitration Chamber, any and all disputes involving any of them, related to, or arising from the application, validity, effectiveness, interpretation, violation and effects of violation of the provisions of these By-laws, Law No. 6,404/76, the rules and regulations of the Brazilian National Monetary Council, the Central Bank of Brazil and the Brazilian Securities Commission, the Level 2 Regulations, Sanctions Regulations, the Level 2 Listing Agreement and the Arbitration Regulation adopted by the Market Arbitration Chamber, as well as other rules and regulations applicable to the Brazilian capital markets.

CHAPTER X

LIQUIDATION

Article 72 – The Company will be dissolved and enter liquidation under events prescribed by law. It will be incumbent on the shareholders convening in a General Shareholders’ Meeting to elect the liquidator or liquidators and the Fiscal Council, which must operate during this period pursuant to legal formalities.

CHAPTER XI

ISSUANCE OF UNITS

Article 73 – The Company may issue certificates of deposit representing shares (hereinafter referred to as “Units” or individually as “Unit”).

Paragraph 1 – Each Unit represents 1 (one) common share and 2 (two) preferred shares issued by the Company. The Units will be held in book entry form.

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Paragraph 2 – The Units will be issued in the event of a distribution of an initial and/or secondary public offering or upon request of shareholders who so desire, subject to rules to be established by the Board of Directors and in accordance with the provisions of these By-laws.

Paragraph 3 – Only shares free of liens and encumbrances may be deposited for the issuance of Units.

Article 74 – Except in the event of the cancellation of Units, ownership of the shares, underlying the Units, will only be transferred upon the transfer of the Units.

Article 75 – Unit holders will have the right, at any time, to request that the depository financial institution cancel their Units and deliver the underlying shares to them, subject to rules to be established by the Board of Directors in accordance with the provisions of these By-laws.

Paragraph 1 – Unit holders may incur a fee for the cost of transfer and cancellation of Units.

Paragraph 2 – The Board of Directors may, at any time, suspend for a specified period, the possibility of issue or cancellation of the Units provided for in Article 73, Paragraph 2, of these By-laws and in the heading of this Article 75, respectively, in the event of an initial or secondary public offering of the Units in the Brazilian and/or international market(s), in which case the period of suspension may not be longer than 180 (one hundred eighty) days.

Paragraph 3 – Units that have liens, encumbrances or entanglements may not be canceled.

Article 76 – The Units will entitle their holders the same rights and privileges as the shares underlying them.

Paragraph 1 – The right to participate in the Company’s General Shareholders’ Meetings and exercise all the powers therein conferred by the shares underlying the Units, upon proof of ownership, lies exclusively with the Unit holder. The Unit holder may be represented at the Company’s General Shareholders’ Meetings by a legal representative appointed pursuant to Article 16 of these By-laws.

Paragraph 2 – In the event of a deployment, grouping, bonus shares or issue of new shares by capitalization of profits or reserves, the following rules must be observed with respect to the Units:

(i)	If there is an increased number of shares issued by the Company, the depositary institution must register the deposit of new shares and credit new Units in the account of the respective holders, so as to reflect the new number of shares held by the Unit holders, always keeping the ratio of 1 (one) common share to two (2) preferred shares for each Unit, and the remaining shares that are not sufficient to constitute Units will be credited directly to the shareholders, without the issuance of Units;

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(ii)	If the number of shares issued by the Company is reduced, the depositary financial institution must debit the deposit accounts of the holders of Units of the grouped shares, automatically canceling Units in sufficient numbers so as to reflect the new number of shares held by the Unit holders, always keeping the ratio of 1 (one) common share to two (2) preferred shares for each Unit, and the remaining shares that are not sufficient to constitute Units will be delivered directly to the shareholders, without the issuance of Units.

Article 77 – In the case of exercise of preemptive rights to subscribe to shares issued by the Company, if any, the depositary institution will create new Units in the Unit registry book, and such Units will be credited to their respective holders, so as to reflect the new amount of preferred and common shares issued by the Company and held in a depository account linked to the Units, always keeping the ratio of 1 (one) common share to two (2) preferred shares for each Unit, and the remaining shares that are not capable of constituting Units will be credited directly to the shareholders, without the issuance of Units. If the right of first refusal to subscribe to other securities issued by the Company is exercised, the Units will not be automatically credited.

Article 78 – Unit Holders will be entitled to receive shares resulting from splits, mergers or consolidations involving the Company. In all circumstances, the Units will always be created or canceled, as appropriate, in the Unit registry book on behalf of BM&FBOVESPA, as their fiduciary owner, which will then credit the Units in the trust accounts of the respective holders. In cases in which shares are assigned to the holders of Units and such shares are not likely to become new Units, these shares will also be deposited at BM&FBOVESPA, as the fiduciary owner of the Units, which will then credit the Units into the trust accounts of the respective holders.

CHAPTER XII

FINAL AND TRANSITIONAL PROVISIONS

Article 79 – The Company may not concede loans or guarantees to any business that does not meet corporate interests.

Article 80 – The Company may not concede loans or guarantees of any kind or by any means to the controlling shareholders.

Article 81 – Despite the provisions of Article 6, Paragraph 5, of these By-Laws, exclusively in the event of the approval of an initial public offering of shares by the Company, the Company’s Board of Directors will be responsible for the approval of requests to convert common shares into preferred shares expressed by shareholders prior to such offer, in order to make possible the issuance of Units in accordance with the terms of Chapter XI above, as well as setting the conditions for conversion.

Article 82 – Any omissions in these By-Laws will be resolved by the General Shareholders’ Assembly and regulated in accordance with Law No. 6,404/76 and the Level 2 Regulations.

Article 83 – These By-laws come into force on the date of their approval by the General Shareholders’ Meeting.

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